Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation
Announces Cash Dividend for the Quarter Ended December 31, 2010
And Reports 2010 Year End and Fourth Quarter Results

Naugatuck, CT, January 27, 2011.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $254,000 for the quarter ended December 31, 2010, compared to net income of $684,000 for the quarter ended December 31, 2009, a decrease of $430,000 or 62.9%.  In addition, for the year ended December 31, 2010, the Company announced net income of $1.5 million compared to net income of $2.0 million for the year ended December 31, 2009, a decrease of $542,000 or 27.2%.  Earnings per share for the quarter and year ended December 31, 2010 were $.03 and $.21 respectively, compared to $.10 and $.29 for the quarter and year ended December 31, 2009, respectively.

In addition, the Board of Directors of the Company declared a cash dividend for the quarter ended December 31, 2010, of $.03 per share payable to stockholders of record on February 8, 2011.  Payment of the cash dividend will be made on or about March 1, 2011.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, intends to waive receipt of all except $60,000 of the dividend payable to it.

Net Interest Income

Net interest income for the quarter ended December 31, 2010 totaled $4.5 million compared to $4.4 million for the quarter ended December 31, 2009, an increase of $136,000 or 3.1%.  For the twelve month period ended December 31, 2010, net interest income totaled $18.3 million compared to $15.8 million for the twelve months ended December 31, 2009, an increase of $2.5 million or 15.9%.  The increase in net interest income during both periods was primarily due to a decrease in interest expense.  Interest expense decreased by $279,000, or 10.0%, and by $2.3 million, or 18.0%, in the three and twelve month periods, respectively.  These decreases were primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 33 basis points in the three month period and by 56 basis points in the twelve month period.  Interest rate spread improved from 3.00% at December 31, 2009 to 3.40% at December 31, 2010.  Net interest margin improved from 3.09% to 3.45% over the same periods.  The Company experienced an increase in the average balances of deposits of 7.4% and 5.3% for the three and twelve month periods, respectively.  The average balances of borrowings decreased by 1.8% for the three month period and increased by 3.9% for the twelve month period.  Increases in the average balances of deposits were experienced in all categories of deposits.  The increases in deposits were primarily used to fund increased loan demand.

The average balances of interest earning assets increased by 2.9% and 3.9% for the three and twelve months ended December 31, 2010, respectively, partially offset by a decrease of 27 basis points and a decrease of 16 basis points in the average rate earned on these assets over the same respective periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio in both periods.  The average balances in the loan portfolio increased by $10.7 million or 2.3% in the three month period and by $31.0 million or 6.9% in the twelve month period.  The largest increases were in the average balances of the commercial real estate portfolio, followed by a smaller increase in commercial business loans, partially offset by decreases in the average balances of construction, residential mortgages and consumer loans.  The decrease in residential mortgages is due primarily to the sale of new production of this type of loan through the Bank’s secondary mortgage operation that was significantly expanded in 2010.  The increases in average loan balances were partially offset by decreases in the average balances of the investment portfolio and federal funds in the twelve month period.

Credit Quality

The Bank recorded an increase in the provision for loan losses from $285,000 for the three months ended December 31, 2009 to $1.2 million for the three months ended December 31, 2010.  For the twelve months ended December 31, 2010, the Bank recorded a provision of $3.4 million, compared to $1.1 million for the twelve months ended December 31, 2009.  As a result of our increased provisions in 2010, the level of reserves to gross loans has risen to 1.33% at December 31, 2010, as compared to 1.09% at September 30, 2010 and 0.84% at December 31, 2009.  The higher provision in both 2010 periods is related to net loan charge offs totaling $963,000, increased non-performing and classified loans, the change in the mix of loans as well as adverse economic conditions.  Net loan charge offs totaled $96,000 or 0.02% of total loans in the quarter ended December 31, 2010.

Nonperforming assets increased to $18.3 million, or 3.2% of total assets, at December 31, 2010 from $13.8 million, or 2.5% of assets at September 30, 2010 and $6.0 million, or 1.1% of total assets, at December 31, 2009.  Nonperforming assets at December 31, 2010 included $17.9 million in nonperforming loans and $421,000 in other repossessed assets.  At December 31, 2010, nonperforming loans included:

•	20 one-to-four family residential loans totaling $4.6 million
•	12 commercial real estate loans totaling $5.8 million
o	The largest loan in this category with a balance of $1.5 million has a 90% guarantee by the Small Business Administration
o
The second largest loan in this category has a balance of $1.1 million and was restructured in early September 2010 by deferring delinquent payments, reducing the interest rate and requiring interest only payments for a two year period.  This loan is performing under the new terms.

•	7 real estate construction relationships totaling $5.2 million
o
The largest relationship in this category, which has a balance of $3.1 million, was restructured in December 2010 by deferring the interest due, extending the maturity date and increasing the maximum credit to $3.7 million to allow additional funds for completion of infrastructure construction.  The Bank is working closely with the borrower on completion of the project.

•	15 commercial business loans totaling $1.4 million
o	The largest loan in this category has a balance of $404,000 which is secured by second mortgages on three pieces of residential real estate.
•	7 consumer loans totaling $515,000.

At December 31, 2010, nonperforming assets also included 15 properties with balances totaling $4.3 million which are in the process of foreclosure.  Based upon recent appraisals and estimated costs of disposition, management believes that losses on these loans will not be material.

There was a 2.7% increase in the level of classified assets from December 31, 2009 to December 31, 2010 primarily in our commercial loan portfolio.  Classified assets increased from $60.5 million at December 31, 2009 to $62.1 million at December 31, 2010.  At both period ends, these classified assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.  Out of the Bank’s $62.1 million in classified assets, $18.3 million were nonperforming as of December 31, 2010.

John C. Roman, President and CEO, commented: “The resolution of nonperforming assets has been and continues to be a primary focus.  Management is working closely with the asset quality committee of the board to resolve nonperforming assets in a manner most advantageous to the Bank.”

Noninterest Income

Noninterest income was $1.3 million for the quarter ended December 31, 2010 compared to $580,000 for the quarter ended December 31, 2009, an increase of 122.1%.  For the twelve months ended December 31, 2010 noninterest income was $3.3 million compared to $2.7 million for the period ended December 31, 2009, an increase of 19.9%.  The increase in both periods is primarily due to income generated from booking a mortgage servicing rights asset in the fourth quarter, combined with increased fees generated by increased activity in the secondary mortgage market.  These increases were partially offset by a lower level of gains realized on the sale of investments in the 2010 periods, combined with decreases in income from investment advisory services, fees for services related to deposit accounts and income from bank owned life insurance.

Noninterest Expense

Noninterest expense was $4.4 million for the quarter ended December 31, 2010 compared to $3.7 million for the quarter ended December 31, 2009.  For the twelve months ended December 31, 2010 non-interest expense was $15.9 million compared to $14.5 million for the twelve months ended December 31, 2009.  The increase in the three month period was the result of increases in office occupancy, advertising, compensation costs, loss on foreclosed real estate, computer processing and FDIC insurance premiums, partially offset by a decrease in directors’ compensation over the 2009 period.  The increase in the twelve month period was due to increases in all categories of noninterest expense except FDIC insurance premiums.  The 2009 period included the accrual for the FDIC one-time special assessment of $250,000.  Additionally, costs associated with the terminated acquisition of Southern Connecticut Bancorp are included in both 2010 and 2009 periods.  Approximately $518,000 and $782,000 of merger related expenses are included for the three and twelve months ended December 31, 2010, respectively, and approximately $145,000 and $241,000 of merger related expenses are included for the three and twelve months ended December 31, 2009, respectively.

Selected Balance Sheet Data

Total assets were $568.3 million at December 31, 2010 compared to $557.0 million at December 31, 2009, an increase of $11.3 million or 2.0%.  Cash and due from depository institutions increased from $9.0 million at December 31, 2009 to $11.7 million at December 31, 2010 primarily due to increased deposit balances.  Total liabilities were $516.0 million at December 31, 2010 compared to $506.6 million at December 31, 2009.  Deposits at December 31, 2010 were $405.9 million, an increase of $24.9 million or 6.5% from $380.9 million at December 31, 2009.  Borrowed funds decreased from $119.0 million at December 31, 2009 to $102.8 million at December 31, 2010.  The increase in deposits was primarily used to fund growth in loans and investments, and to a lesser extent, repay borrowings.

Total stockholders’ equity was $52.3 million at December 31, 2010 compared to $50.3 million at December 31, 2009, due to net income of $1.5 million for the twelve month period, a net increase in the unrealized gain on available for sale securities of $304,000, dividends of $317,000 paid to stockholders and $513,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.

Mr. Roman added, “We are working diligently to increase shareholder value.  We are pleased with the increases in our interest rate spread and margin, the increases in noninterest income and our efficiency ratio trend in 2010.  Our capital continues to exceed the levels required to be considered ‘well capitalized’ under applicable regulatory guidelines.  As previously announced, we plan to increase capital through our conversion to a fully public company with the sale of the approximate 60% ownership interest of our mutual holding company to our depositors and community later this year.”

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	December 31,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$11,686	$9,003
Investment in federal funds	2,577	3,143
Investment securities	47,017	39,074
Loans receivable, net	473,602	473,304
Deferred income taxes	2,413	1,951
Other assets	30,958	30,480

Total assets	$568,253	$556,955

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$405,875	$380,931
Borrowed funds	102,842	118,984
Other liabilities	7,276	6,732

Total liabilities	515,993	506,647

Total stockholders' equity	52,260	50,308

Total liabilities and stockholders' equity	$568,253	$556,955

SELECTED OPERATIONS DATA
	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$6,997	$7,140	$28,538	$28,291
Total interest expense	2,509	2,788	10,279	12,537
Net interest income	4,488	4,352	18,259	15,754

Provision for loan losses	1,195	285	3,360	1,144

Net interest income after provision for loan losses	3,293	4,067	14,899	14,610

Noninterest income	1,288	580	3,288	2,742
Noninterest expense	4,357	3,662	15,907	14,541

Income before provision for income taxes	224	985	2,280	2,811
Provision (benefit) for income taxes	(30)	301	829	818

Net income	$254	$684	$1,451	$1,993

Earnings per common share - basic and diluted	$0.03	$0.10	$0.21	$0.29

SELECTED FINANCIAL RATIOS
	For the Three Months		For the Year
SELECTED PERFORMANCE RATIOS: (1)	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(Unaudited)

Return on average assets	0.18%	0.50%	0.25%	0.37%
Return on average equity	1.92	5.42	2.79	4.10
Interest rate spread	3.37	3.31	3.40	3.00
Net interest margin	3.40	3.39	3.45	3.09
Efficiency ratio (2)	75.29	74.09	73.67	78.43

ASSET QUALITY RATIOS:	At December 31,	At December 31,
	2010	2009
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$6,393	$3,996
Allowance for loan losses as a percent of total loans	1.33%	0.84%
Allowance for loan losses as a percent of
nonperforming loans	35.74%	66.60%
Net charge-offs (recoveries) to average loans
outstanding during the period	0.02%	0.00%
Nonperforming loans	$17,888	$6,000
Nonperforming loans as a percent of total loans	3.73%	1.26%
Nonperforming assets	$18,309	$6,140
Nonperforming assets as a percent of total assets	3.22%	1.10%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000